Exhibit 2.2

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made as of June 1, 2010, by and among Sonic Solutions, a California corporation (“Parent”), DivX, Inc., a Delaware corporation (“Company”), and the undersigned Stockholder (“Stockholder”) of Parent.

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, Siracusa Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), Siracusa Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), and Company are entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, among other matters, Merger Sub I will merge with and into Company and Company will merger into Merger Sub II (the “Merger”);

WHEREAS, Stockholder is the beneficial owner of, or otherwise has the power to vote or direct the vote of, the Shares set forth on the signature page to this Agreement; and

WHEREAS, as a condition to the willingness of Company to enter into the Merger Agreement, and as a material inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and promises contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Capitalized Terms. Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

1.2 Other Definitions. The following terms shall have the following respective meanings:

(a) “Adverse Proposal” means: (i) any action, proposal or transaction that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty or any other obligation of Parent set forth in the Merger Agreement or of Stockholder contained in this Agreement; or (ii) any other action, proposal or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by this Agreement and the Merger Agreement.

(b) “beneficial ownership” shall have the meaning reflected in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(c) “Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits and risks of ownership.

(d) “Permitted Transfer” means a Transfer of Shares by Stockholder: (a) if Stockholder is an individual: (i) made pursuant to, and in compliance with, a written plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, established prior to the date hereof; (ii) to any member of Stockholder’s immediate family; or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; or (iii) upon the death of Stockholder; or (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that other than in the case of a Permitted Transfer effected pursuant to subsection (a)(i) above, a Permitted Transfer shall be permitted only if, as a precondition to such Permitted Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Company, to be bound by all of the terms of this Agreement.

(e) “Shares” means (i) all shares of Parent capital stock that, as of the date of this Agreement, are owned beneficially or of record by such Stockholder or for which such Stockholder otherwise has the right to vote or direct the vote, and (ii) all other shares of Parent capital stock of which such Stockholder acquires beneficial or record ownership or the right to vote or direct the vote prior to termination of the Voting Period; provided that Shares held by an Affiliate of Stockholder for which Stockholder disclaims beneficial ownership shall not constitute Shares for purposes of this Agreement.

(f) “Transfer” means with respect to any security, the direct or indirect, sale, assignment, transfer, tender, pledge, hypothecation, or the grant, creation or sufferance of any lien or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record of beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

(g) “Voting Period” means the period from and including the date of this Agreement through and including the date of the earlier to occur of (i) the Effective Time of the First Merger, (ii) the date on which the Merger Agreement is terminated by Company pursuant to Section 7.1 thereof, and (iii) such date and time as any amendment or change to the Merger Agreement is effected without Stockholder’s consent that increases the Exchange Ratio or the Merger Cash Consideration above the values set forth in the Merger Agreement as of the date hereof.

ARTICLE II

VOTING AGREEMENT AND PROXY

2.1 Agreement to Retain Shares. Prior to the termination of the Voting Period, Stockholder shall not, and shall not permit any Person to, directly or indirectly, other than in the case of a Permitted Transfer:

(a) Transfer any Shares or discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement, whether or not in writing, with respect to any Transfer of the Shares; provided, that nothing in this Agreement shall be deemed to restrict the ability of Stockholder to exercise any Parent Options or Parent Restricted Stock Units during the Voting Period;

(b) deposit any Shares into a voting trust, grant a proxy that is inconsistent with this Agreement or enter into an agreement of any kind with respect to the voting of any Shares; or

(c) take any other action that could restrict or otherwise adversely affect Stockholder’s legal power, authority and right to comply with its obligations under this Agreement.

2.2 Agreement to Vote Shares. During the Voting Period, at every meeting of the stockholders of Parent called with respect to any of the following, and at every postponement or adjournment thereof, and on every action or approval by written consent or resolution of the stockholders of Parent with respect to any of the following, Stockholder shall vote or cause to be voted (including by written consent, if applicable), to the extent not voted by the Person(s) appointed under the proxy granted pursuant to Section 2.5, all Shares outstanding as of the applicable record date:

(a) in favor of (i) approval and adoption of the Merger and the Merger Agreement (including the Share Issuance) and (ii) any other transactions contemplated by the Merger Agreement or other matters that could reasonably be expected to facilitate the Merger; and

(b) against the adoption of any Adverse Proposal.

Stockholder may vote the Shares on all other matters not referred in this Agreement, and the attorneys and proxies named herein may not exercise the proxy rights described in Section 2.5 with respect to such other matters.

2.3 Manner of Voting. Stockholder shall cast its votes or execute consents required to be cast or executed pursuant to this Agreement in accordance with the applicable procedures relating thereto so as to ensure that such votes or consents are duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of such votes or consents. Upon request of Company, Stockholder shall promptly (and in any event at least five (5) Business Days prior to any applicable stockholder meeting) provide evidence of its compliance with the provisions of Section 2.2 and this Section 2.3.

2.4 Capacity as Stockholder. No person executing this Agreement who is or becomes an officer or director of Parent makes any agreement or understanding herein in his or her capacity as such officer or director. Stockholder signs solely in its capacity as the beneficial owner of its Shares. Nothing herein shall limit or affect any actions taken by Stockholder or any officer, director, employee or representative of Stockholder in his or her capacity as an officer or director of Parent.

2.5 Grant of Irrevocable Proxy.

(a) Stockholder hereby irrevocably appoints Company and any designee of Company, and each of them individually, as Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or execute consents during the Voting Period, with respect to the Shares, in accordance with Section 2.2. This proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall promptly cause a copy of this Agreement to be deposited with Parent at its principal place of business. Stockholder shall take any further action and execute any other instruments as may be necessary to effectuate the intent of this proxy.

(b) The proxy and power of attorney granted pursuant to this Section 2.5 shall be irrevocable during the Voting Period to the fullest extent permitted by applicable law, shall be deemed to be coupled with an interest sufficient at law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder. Stockholder acknowledges that such proxy constitutes an inducement for Company to enter into the Merger Agreement. The power of attorney granted by Stockholder is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate only upon the termination of the Voting Period.

ARTICLE III

ADDITIONAL COVENANTS

3.1 HSR Requirements. Stockholder shall cooperate with Company in connection with the making of the filings required to be made by Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any antitrust and competition laws of any other applicable jurisdiction and any other applicable law.

3.2 Appraisal Rights. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger or the adoption of the Merger Agreement that it may have under applicable law and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to any Shares.

3.3 Legending of Shares. If so requested by Company, Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

3.4 Cooperation. Stockholder shall cooperate fully with Company and, without limitation of the foregoing, shall execute and deliver such further documents, certificates, agreements and instruments and take such further actions as may be reasonably requested by Company to evidence or reflect the transactions contemplated by this Agreement and carry out the intent of this Agreement. Stockholder shall not take, or cause to be taken, any action inconsistent with or that interferes with the consummation of the Merger and the transactions contemplated by the Merger Agreement.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER

Stockholder hereby represents, warrants and covenants to Company as follows:

4.1 Ownership. Stockholder has good and marketable title to, and is the sole legal and beneficial owner of, all the Shares set forth on the signature page hereto, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, and encumbrances of any kind or character whatsoever, including rights of first refusal or preemptive rights of any kind. Stockholder has sole voting power and sole power of disposition with respect to all the Shares, with no restrictions on its voting rights or rights of disposition pertaining thereto. No proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Shares. No other Person has a beneficial interest in or a right to acquire all or any portion of the Shares. The Shares set forth on the signature page hereto constitute Stockholder’s entire direct and indirect interest in the outstanding capital stock of Parent. Stockholder’s principal residence or place of business is set forth on Stockholder’s signature page hereto.

4.2 Authorization. Stockholder has all requisite capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Stockholder has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding agreements of Stockholder, enforceable against Stockholder in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 No Violation. None of the execution, delivery and performance of this Agreement by Stockholder will (a) require Stockholder to file or register with, or obtain any material permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity; (b) violate, or cause a breach of or default (or an event which with notice or the lapse of time or both would become a default) under, any contract, agreement or understanding, any statute or law, or any judgment, decree, order, regulation or rule of any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity or any arbitration award binding upon Stockholder; or (c) cause the acceleration of any obligation under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrances on any property or asset of Stockholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which Stockholder is subject or by which Stockholder or any of the Shares are bound.

4.4 Acknowledgement. Stockholder acknowledges and agrees that neither Company nor Company’s successors, assigns, subsidiaries, divisions, employees, officers, directors, Stockholder, agents and Affiliates shall owe any duty, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees) and compensation of any kind or nature whatsoever, to Stockholder in connection with or as a result of any voting (or failure to vote) by Company of the Shares at any annual, special or other meeting or action or the execution of any consent of the Stockholder of Parent. The parties acknowledge that, pursuant to the authority hereby granted, Company may vote the Shares in furtherance of its own interests, and Company is not acting as a fiduciary for Stockholder.

4.5 Compliance. Stockholder will comply with the Securities Act of 1933 and the rules and regulations thereunder, as now in effect and as from time to time amended, including those hereafter enacted or promulgated, in connection with any Transfer of all or any portion of the Shares.

4.6 Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger (including the Share Issuance) under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

4.7 Reliance by Company. Stockholder acknowledges that Company is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Stockholder.

ARTICLE V

TERMINATION

5.1 Termination. Unless earlier terminated by the written consent of Company (in its sole and absolute discretion), this Agreement shall terminate on the expiration of the Voting Period. Upon the termination of this Agreement, neither Parent, Company nor Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, that termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement.

5.2 Survival. Notwithstanding anything to the contrary contained in this Agreement, Article VI of this Agreement shall survive the termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1 Publication. Stockholder hereby permits Parent, Merger Subs and/or Company to publish and disclose in press releases, Schedule 13D filings and the Form S-4 Registration Statement or Proxy Statement (including all documents and schedules filed with the SEC) and any other disclosures or filings required by applicable law its identity and ownership of shares of Parent Common Stock, the nature of its commitments, arrangements and understandings pursuant to this Agreement and/or the text of this Agreement.

6.2 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Company would be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Company upon any such violation, Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Company at law or in equity and Stockholder and Parent hereby waive any and all defenses which could exist in their favor in connection with such enforcement and waive any requirement for the security or posting of any bond in connection with such enforcement.

6.3 Amendments and Waivers. No amendment, modification, or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing signed by Parent, Company and Stockholder. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

6.4 Successors and Assigns. The provisions of this Agreement shall be binding upon the successors in interest, heirs and assigns to any of the Shares. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.5 Governing Law; Consent to Jurisdiction; Venue.

(a) This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

(b) All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, and each party hereto irrevocably and unconditionally consents to and submits to the exclusive jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

6.6 WAIVER OF JURY TRIAL. EACH OF PARENT, STOCKHOLDER AND COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

6.7 Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. This Agreement shall not be deemed to have been prepared or drafted by any one party or another or any party’s attorneys.

6.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.9 Notices. All notices shall be delivered in accordance with Section 8.2 of the Merger Agreement. Notices to Stockholder shall be delivered to the address set forth on the signature page hereto unless otherwise designated in writing by Stockholder.

6.10 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the cost or expense whether or not the Merger is consummated. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.11 Severability. The parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall nevertheless be held to be prohibited by or invalid under applicable law, (a) such provision shall be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and (b) the parties shall, to the extent permissible by applicable law, amend this Agreement, or enter into a voting trust agreement under which the Shares shall be transferred to the voting trust created thereby, so as to make effective and enforceable the intent of this Agreement.

6.12 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof, supersede all other prior agreements and understandings, both written and oral, among, between and by any of the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

6.13 Counterparts. This Agreement may be delivered by telefacsimile and executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARENT:

By:
Name:
Title:

COMPANY

By:
Name:
Title:

STOCKHOLDER:

Address:

Number of Shares: